Filed Pursuant to Rule 424(b)(2)
File No. 333-135006

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G Fixed Rate Notes	$600,000,000	$23,580

(1)

The filing fee of $23,580 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $2,132.14 is offset against the registration fee due for this offering and none of which will be available for future registration fees. The remaining fee of $21,447.86 will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act of 1933.

Pricing Supplement No. 12 dated May 20, 2008

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Fixed Rate Notes

Aggregate Principal Amount

Offered:	$600,000,000

Trade Date:	May 20, 2008

Original Issue Date (T+5):	May 28, 2008

Stated Maturity Date:	June 2, 2011

Interest Rate:	4.00%

Interest Payment Dates:	Each June 2 and December 2, commencing December 2, 2008, and at maturity

Price to Public (Issue Price):	99.814%, plus accrued interest, if any, from May 28, 2008

Agent Discount

(Gross Spread):	0.09%

All-in Price (Net of

Agent Discount):	99.724%, plus accrued interest, if any, from May 28, 2008

Net Proceeds:	$598,344,000

Benchmark:	UST 4.875% due May 31, 2011

Benchmark Yield:	2.606%

Spread to Benchmark:	+146 basis points

Re-Offer Yield:	4.066%

Listing:	None

Agent:	Citigroup Global Markets Inc.

Plan of Distribution:	On May 20, 2008, Wells Fargo & Company agreed to sell to the Agent, and the Agent agreed to purchase, the notes at a purchase price of 99.724% The purchase price equals the issue price of 99.814% less an underwriting discount of 0.09% of the principal amount of the notes.

CUSIP:	94974BEQ9